Exhibit 2


                                                             EXECUTION VERSION



                            SUBSCRIPTION AGREEMENT

         This Subscription Agreement (this "Agreement") is made and entered into as of June 13, 2005 between New Affirmative LLC, a Delaware limited liability company (the "Purchaser"), DSC AFFM, LLC, a Delaware limited liability company ("DSC"), and J.C. Flowers I LP, a Delaware limited partnership ("JCF," and collectively with DSC, the "Investors").

         WHEREAS, DSC and JCF have caused the Purchaser to be formed as a limited liability company under the Delaware Limited Liability Company Act as in effect on the date of this Agreement (currently Chapter 18 of Title 6, Sections 18-101 through 18-1109 of the Delaware Code).

         WHEREAS, concurrently with the execution of this Agreement, the Purchaser, Vesta Insurance Group, Inc. ("VIG"), and Vesta Fire Insurance Corporation ("VFIC" and collectively with VIG, the "Sellers"), and solely for the purposes of Section 1.1(b) therein, Delaware Street Capital Master Fund, L.P. and JCF have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which, among other things, the Company has agreed to purchase 5,218,228 shares of common stock of Affirmative Insurance Holdings, Inc. ("Affirmative") owned, collectively, by VIG and VFIC.

         WHEREAS, the Purchaser has been formed for the sole purpose of acquiring and holding the shares of common stock of Affirmative purchased pursuant to the Stock Purchase Agreement as well as additional shares of common stock of Affirmative, if any, held directly by the Investors upon the closing of the transactions (the "Stock Purchase") contemplated by the Stock Purchase Agreement.

         WHEREAS, in connection with, and as an integral part of, the Stock Purchase Agreement (i) DSC desires to invest the DSC Investment Amount (as defined herein) in the Purchaser in exchange for the DSC Purchased Membership Units (as defined herein) at a per unit purchase price equal to the Per Unit Purchase Price (as defined herein), and (ii) JCF desires to invest the JCF Investment Amount (as defined herein) in the Purchaser in exchange for the JCF Purchased Membership Units (as defined herein) at a per unit purchase price equal to the Per Unit Purchase Price (the transactions described in clauses
(i) and (ii), collectively the "Subscription").

         WHEREAS, at the Subscription Closing (as defined herein), DSC wishes to contribute and the Purchaser desires to accept all shares of common stock of Affirmative held by DSC at such time (the "DSC Stake") as partial consideration of the DSC Investment Amount.

         WHEREAS, at the Subscription Closing, JCF wishes to contribute and the Purchaser desires to accept all shares, if any, of common stock of Affirmative held by JCF at such time (the "JCF Stake" and each of the JCF Stake and the DSC Stake, a "Contributed Stake") as partial consideration for the JCF Investment Amount.

         WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Investors, intending to be legally bound, hereby agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Expenses" shall mean all of the reasonable and documented out-of-pocket fees (including legal, accounting and other advisory fees), costs, expenses and disbursements incurred at any time by the Investors or by the Purchaser, whether before or after the date hereof in connection with their consideration and negotiation of the Stock Purchase.

         "Membership Units" shall have the meaning set forth in the LLC Agreement (as defined herein).

         "Per Unit Purchase Price" shall mean (x) $15.00 or (y) with respect to the Membership Units purchased by shares comprising the JCF Stake, the cost basis of JCF for each such share (unless otherwise agreed to by the parties); provided, that, if there is any adjustment to the Per Share Purchase Price pursuant to the terms of the Stock Purchase Agreement the Per Share Unit Purchase Price shall be concurrently adjusted by the same amount.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations in effect from time to time thereunder.

         "Total Value" means the sum of (x)(i) the number of shares of common stock of Affirmative represented by the DSC Stake, multiplied by (ii) $15.00 per share, (y)(i) the number of shares, if any, of common stock of Affirmative represented by the JCF Stake multiplied by (ii) the cost basis of JCF for each such share (unless otherwise agreed to by the parties) and (z)(i) 5,218,228 shares of common stock of Affirmative multiplied by (ii) $15.00 per share.

         2. Closing.

         (a) Time and Place. The closing of this Agreement (the "Subscription Closing") shall occur at, or substantially simultaneously with, the time and the place of the Closing.

         (b) Termination. If the Stock Purchase Agreement or the LLC Agreement has been terminated pursuant to its terms, the obligations of the Investors and the Purchaser pursuant to this Agreement shall terminate without liability of either party to the other except for breach hereof prior to the date of termination.

         (c) Subscription for Purchased Membership Units; Purchase Price. Upon the terms and subject to the conditions hereinafter set forth:

         (i) each of DSC and JCF hereby subscribes for and shall purchase, and the Purchaser shall issue and sell to DSC and JCF, respectively, a number of Membership Units (such number, the "DSC Purchased Membership Units" and the "JCF Purchased Membership Units", respectively) at the Per Unit Purchase Price with a value equal to fifty percent (50%) of the Total Value (such amount with respect to DSC, the "DSC Investment Amount" and such amount with respect to JCF, the "JCF Investment Amount");

         (ii) (A) the DSC Investment Amount shall be payable by DSC in the form of shares of common stock of Affirmative representing the DSC Stake and cash and (B) the JCF Investment Amount shall be payable by JCF in the form of shares of common stock of Affirmative representing the JCF Stake, if any, and cash;

         (iii) for the purposes of calculating the DSC Investment Amount and the JCF Investment Amount, respectively (A) the per share value of the DSC Stake shall be equal to $15.00 (which shall be adjusted if there is any adjustment to the Per Share Purchase Price pursuant to the terms of the Stock Purchase Agreement by the same amount) per share of Affirmative common stock and (B) the per share value of the JCF Stake, if any, shall be equal to the cost basis of each share, unless otherwise agreed to in writing by the parties; and

         (iv) at least five (5) business days prior to the Subscription Closing, the Investors shall deliver to the Purchaser Exhibit A setting forth: (i) the DSC Stake; (ii) the JCF Stake, if any; (iii) the calculation of the DSC Purchased Membership Units; (iv) the calculation of the JCF Purchased Membership Units; (v) the calculation of the DSC Investment Amount; and (vi) the calculation of the JCF Investment Amount.

         (d) No Partial Funding. At the Subscription Closing, (i)(A) DSC shall purchase all, but not less than all, of the DSC Purchased Membership Units and
(B) JCF shall purchase all, but not less than all, of the JCF Purchased Membership Units and (ii) each of DSC and JCF shall contribute all shares of common stock of Affirmative then held by such party.

         (e) Additional Purchases and Sales. Notwithstanding any provision of the LLC Agreement (as defined below), following the date hereof until the Subscription Closing, neither party may acquire additional shares of common stock of Affirmative or sell any common stock of Affirmative which either party currently owns or subsequently acquires without the consent of the other party hereto. Following the Subscription Closing, the terms of the LLC Agreement shall prevail.

         (f) Limited Liability Company Agreement. Concurrently with the execution of this Agreement, the Investors shall execute the limited liability company agreement in the form attached hereto as Exhibit B (the "LLC Agreement") and DSC and JCF shall be treated as the "DSC Member" and the "JCF Member", respectively, thereunder.

         (g) Delivery. At or prior to the Subscription Closing, (i) DSC shall deliver to the Purchaser the DSC Investment Amount (in the form indicated on Exhibit A hereto), (ii) the Purchaser shall issue to DSC the DSC Purchased Membership Units and cause such issuance to be reflected in the records of the Purchaser, (iii) JCF shall deliver to the Purchaser the JCF Investment Amount (in the form indicated on Exhibit A hereto), and (iv) the Purchaser shall issue to JCF the JCF Purchased Membership Units and cause such issuance to be reflected in the records of the Purchaser.

         3. Representations and Warranties and Other Agreements.

         (a) Representations and Warranties and Agreements of the Investors. Each Investor, with respect to itself and not the other Investor, hereby represents and warrants the following to the Purchaser and to the other
Investor:

                           (i) Such Investor, pursuant to this Agreement, is purchasing the Purchased Membership Units to be acquired by it hereunder for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Purchased Membership Units and are capable of bearing the economic risks of such investments. Such Investor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Investor acknowledges that such Purchased Membership Units are not registered pursuant to the Securities Act and that none of the Purchased Membership Units may be transferred, except pursuant to an applicable exemption under the Securities Act.

                           (ii) Such Investor's Contributed Stake represents all of the common stock of Affirmative owned by such Investor as of the Subscription Closing;

                           (iii) Such Investor is a limited liability company or limited partnership duly organized and validly existing under the laws of the State of Delaware and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be in good standing or to have such power or authority would not, in the aggregate, be reasonably likely to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

                           (iv) Such Investor has all requisite company authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been, and, as of the Subscription Closing, the consummation of the transactions contemplated hereby will have been, duly and validly authorized by all required company and other action on the part of such Investor and no other company proceedings on the part of such Investor are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by such Investor and, assuming this Agreement constitutes the valid and binding obligation of the Purchaser, constitutes the valid and binding obligations of such Investor, enforceable against each Investor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

                           (v) Except for (A) the filing with, and the written approval of the Department in respect of the Form A, Statement Regarding the Acquisition of, Control of a Domestic Insurer with respect to the transactions contemplated hereby (the "Form A Filing") and (B) the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, neither the execution and delivery of this Agreement by such Investor nor the consummation by each Investor of the transactions contemplated hereby, in any case will (x) violate any provision of such Investor's certificate of formation or limited liability company agreements, in each case as presently in effect or (y) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign.

         (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Investors the following:

                           (i) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as it is now being conducted in all material respects and to own, lease and operate its property and assets, except where the failure to be in good standing or to have such power or authority would not, in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

                           (ii) As of the date hereof, the Purchaser has not issued any Membership Units to any person.

                           (iii) The Purchaser has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been, and, as of the Subscription Closing, the consummation of the transactions contemplated hereby will have been, duly and validly authorized by all required corporate action on the part of the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the Investors, constitutes the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

                           (iv) Except for Form A Filing, neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby, in any case will (a) violate any provision of the Purchaser's certificate of incorporation or by-laws, in each case as presently in effect, (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign.

                           (v) At the Subscription Closing, the Purchased Membership Units will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens (other than those set forth in the LLC Agreement).

         4. Conditions to Performance. The obligations of the Purchaser and the Investors to effect the transaction contemplated hereby shall be subject to the fulfillment, or written waiver by the Purchaser or each Investor, at or prior to the Closing, of each of the following conditions:

         (a) Each of the Purchaser's conditions to Closing under the Stock Purchase set forth in Article VII thereof, respectively, shall have been satisfied or waived and the Sellers are ready to proceed with the Closing under the Merger Agreement.

         (b) The Investors' and the Purchaser's representations and warranties set forth in Section 3(a) and 3(b) hereof, respectively, shall be true and correct in all material respects as of the Subscription Closing and no statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits the Purchaser or either of the Investors from consummating the transactions contemplated hereby.

         (c) Each of the Investors shall have concurrently funded their obligations hereunder or one or more of them shall have funded any obligations not so funded; provided that each Investor is only obligated to fund their respective Investment Amounts and not the other Investor's portion of the Investment Amount.

         5. Covenants

         (a) Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to,
(i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

         (b) Expenses.

                           (i) In the event the Stock Purchase is consummated, each of the Investors and the Purchaser agree that all Expenses set forth on Schedule 5(b) shall be borne by the Purchaser. In the event the Stock Purchase is terminated or otherwise not consummated, the Investors shall bear all Expenses incurred by the Investors or by the Purchaser equally. Upon request by the Purchaser, each of the Investors shall provide the Purchaser with a detailed account of its Expenses, with supporting documentation (including evidence of payment of any such Expense by an Investor, if any such payment has been made). Within 30 days of receipt of such information, the Purchaser shall calculate the total Expenses incurred by each of the Investors and the total Expenses allocable to each such Investor pursuant to this Agreement (and the transactions contemplated hereby). Within 15 days of such calculation, the Purchaser shall pay the Expenses incurred by each Investor by wire transfer to an account designated by each such Investor. All Expenses to the extent to be paid by the Investors shall be shared equally.

                           (ii) In the event the Stock Purchase is terminated or otherwise not consummated, all fees (including termination fees thereunder) or other amounts collected by the Purchaser pursuant to the Stock Purchase Agreement will be applied against the payment of Expenses of the Purchaser and the Investors, with the remainder paid to the Investors equally.

         6. Miscellaneous.

         (a) Amendments and Modifications; Waivers. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, at any time only by an instrument in writing duly executed by the Investors and the Purchaser. At any time prior to the Subscription Closing, the Investors, with respect to any term or provision hereof to which it is entitled to the benefits, and the Purchaser, with respect to any term or provision hereof to which it is entitled to the benefits, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein.

         (b) Effectiveness; Entire Agreement; Assignability. This Agreement, the Stock Purchase Agreement and the LLC Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof. This Agreement shall not be assigned by operation of Law or otherwise; provided, however, that each of the Investors may its their rights and obligations to any wholly owned subsidiary of the Investors (unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement), but no such assignment shall relieve such Investors of its obligations hereunder. Notwithstanding the foregoing, each of the Investors may assign its rights hereunder for collateral purposes only, to any of such Investor's financing sources that originally provides financing in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement (or any such financing sources' successors or permitted assigns and any other secured lenders that may refinance any such financings), provided that no such assignment shall relieve such Investor of its obligations hereunder.

         (c) Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflict or choice of Law (other than Section 5-1401 of the New York General Obligations Law).

         (d) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably submit in any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York, Borough of Manhattan. The parties hereto waive any and all objections to the laying of venue of any such litigation in such jurisdiction and agree not to plead or claim in any such litigation that such litigation has been brought in an inconvenient forum.

         (e) Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at Law or in equity.

         (f) Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally, (ii) when transmitted, if by facsimile (which is confirmed) (iii) upon receipt, if by registered or certified mail (postage prepaid, return receipt requested) or (iv) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail, to the relevant parties hereto at the following addresses:

         If to DSC, to:

              DSC AFFM, LLC
              900 N. Michigan, 19th Floor
              Chicago, IL   60611
              Telephone:  (312) 915-2845
              Facsimile:  (312) 915-2487
              Attention:  Mike Ryan

         with a copy to:

              DSC AFFM, LLC
              153 East 53rd Street, 26th Floor
              New York, New York 10022
              Telephone:  (212) 521-5129
              Facsimile:  (212) 521-5127
              Attention:  Gary Katz

         and a copy to:

              Jenner & Block LLP
              One IBM Plaza
              Chicago, Illinois 60611-7603
              Telephone:  (312) 840-7296
              Facsimile:  (312) 840-7396
              Attention:  John F. Cox, Esq.

         If to JCF, to:

              J.C. Flowers I LP
              717 Fifth Avenue, 26th Floor
              New York, NY 10022
              Telephone: (212) 404-6808
              Facsimile: (646) 304-6424
              Attention: Avshalom Kalichstein

         If to the Purchaser, to:

              New Affirmative LLC
              c/o J.C. Flowers I LP
              717 Fifth Avenue, 26th Floor
              New York, NY 10022
              Telephone:  (212) 404-6808
              Facsimile:  (646) 304-6424
              Attention:  Avshalom Kalichstein

              DSC AFFM, LLC
              900 N. Michigan, 19th Floor
              Chicago, IL   60611
              Telephone:  (312) 915-2845
              Facsimile:  (312) 915-2487
              Attention:  Mike Ryan

         with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, New York 10036
              Telephone: (212) 735-3000
              Facsimile: (212) 735-2000
              Attention: Lou R. Kling, Esq.
                         Thomas W. Greenberg, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         (h) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a valid and enforceable provision as similar in terms and commercial effect to such invalid or unenforceable provision as shall be possible.

         (i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any Person who is a beneficiary of any of the aforementioned provisions shall be entitled to enforce his rights thereunder.

         (j) Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies against any party hereto.


                 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, DSC, JCF and the Purchaser have executed this Agreement as of the date first above written.


                                        NEW AFFIRMATIVE LLC


                                        By: /s/ Michael J. Ryan
                                            ----------------------------------
                                            Name:   Michael J. Ryan
                                            Title:  Authorized Person


                                        By: /s/ Avshalom Kalichstein
                                            ----------------------------------
                                            Name:   Avshalom Kalichstein
                                            Title:  Authorized Person


                                        DSC AFFM, LLC


                                        By: /s/ Andrew G. Bluhm
                                            ----------------------------------
                                            Name:  Andrew G. Bluhm
                                            Title: Authorized Signatory


                                        J.C. FLOWERS I LP

                                        By: JCF Associates I LLC,
                                            its General Partner


                                        By: /s/ Avshalom Kalichstein
                                            -----------------------------------
                                            Name:   Avshalom Kalichstein
                                            Title:  Authorized Person



                                                    Exhibit A
                                                Investment Amounts

---------------------- ------------- -------------- -------------- ---------------- ---------------- ---------------
Investor               Investment    Contributed    Aggregate      Cash             Purchased        Per Membership
                       Amount        Stake          Value of       Contributed(1)   Membership       Unit Purchase
                                                    Contributed                     Units            Price
                                                    Stake
---------------------- ------------- -------------- -------------- ---------------- ---------------- ---------------
DSC AFFM, LLC          $[  ]         [      ]       $[    ]        $[          ]    [     ]          [     ]
---------------------- ------------- -------------- -------------- ---------------- ---------------- ---------------
J.C. Flowers I LP      $[  ]         [      ]       $[     ]       $[          ]    [     ]          [     ]
---------------------- ------------- -------------- -------------- ---------------- ---------------- ---------------

_________________

(1) All cash contributed at the Subscription Closing shall be delivered by wire transfer of immediately available funds to an account designated in writing by the Purchaser

                                   Exhibit B
                                 LLC Agreement